Exhibit 99.3
March 1, 2010
[Name and address]
Dear valued advertising client:
Regent Communications, Inc., owner and operator of radio stations*, announced today that it has reached an agreement with its senior lenders regarding a consensual restructuring of the company’s debt. The restructuring is being implemented through a pre-arranged Chapter 11 reorganization. This process will have no effect on our advertisers.
Regent operates strong station clusters and online assets, and has consistently outperformed its industry and local media markets. We have also continued to generate positive cash flow and we have ample cash on hand to pay our obligations, including a current cash position of approximately $11 million. In addition, we have already taken steps to reduce our costs and increase efficiencies across our operations, while continuing to invest in our assets. However, as a result of the impact of the prolonged economic downturn on our overall results, we also had to address our capital structure.
Through this restructuring, we will reduce our debt substantially, enhancing our ability to continue to invest in our operations, execute our strategy and more effectively serve our customers. Pre-arranged Chapter 11 reorganizations are common and have recently been employed by a number of well-known companies, including several of our media industry peers. Once filed, we anticipate that our restructuring plan will be approved in 90 to 120 days.
We have ample cash on our balance sheet and positive cash flow, giving us sufficient funds to meet all of our obligations. We intend to pay all pre-petition vendor invoices in full at the end of the reorganization process. In addition, we will pay for all post-petition goods and services in the ordinary course of business, in full.
We know that at times like these, it is important that we communicate quickly, completely and in a coordinated fashion with all of our constituencies. This letter is one part of the outreach we are making to our advertising client base. We have communications materials and channels in place to reach out to our core constituents – including information that we have added to a special section of our website at www.regentcomm.com.
If you have any questions, please contact your Regent sales management representative.

With your continued support, we look forward to a successful restructuring and continuing to build on our leadership in the nation’s mid-sized media markets.
Sincerely yours,
Anthony Vasconcellos
Executive Vice President and Chief Financial Officer
Regent Communications, Inc.

*Regent Communications, Inc. Stations Group
Ft. Collins, CO: KMAX FM 94.3 FM, KUAD-FM 99.1 FM, KKPL-FM 99.9 FM, KTRR-FM 102.5 FM, KARS-FM 102.9 FM
Bloomington, IL: WJBC-AM 1230 AM, WTRX-FM 93.7 FM, WJEZ-FM 98.9 FM, WBNQ-FM 101.5 FM, WBWN-FM 104.1 FM
Peoria, IL: WVEL-AM 1140 AM, WZPW-FM 92.3 FM, WGLO-FM 95.5 FM, WFYR-FM 97.3 FM, WIXO-FM 105.7 FM
Evansville, IN: WGBF-AM 1280 AM, WKDQ-FM 99.5 FM, WGBF-FM 103 FM, WJLT-FM 105.3 FM, WDKS-FM 106.1 FM
Owensboro, KY: WOMI-AM 1490 AM, WBKR-FM 92.5 FM
Lafayette, LA: KROF-AM 960 AM, KPEL-AM 1420 AM, KFTE-FM 96.5 FM, KTDY-FM 99.9 FM, KMDL-FM 97.3 FM, KPEL-FM 105.1 FM, KRKA-FM 107.9 FM
Flint, MI: WFNT-AM 1470 AM, WCOL-AM 1530 AM, WRCL-FM 93.7 FM, WWBN-FM 101.5 FM, WQUS-FM 103.1 FM, WCRZ-FM 107.9 FM
Grand Rapids, MI: WNWZ-AM 1410 AM, WLHT-FM 95.7 FM, WGRD-FM 97.9 FM, WFGR-FM 98.7 FM, WTRV-FM 100.5 FM
St. Cloud, MN: WJON-AM 1240 AM, KXSS-AM 1390 AM, KMXK-FM 94.9 FM, KZRV-FM 96.7 FM, WWJO-FM 98.1 FM, KLZZ-FM 103.7 FM
Albany, NY: WQBJ-FM 103.5 FM, WQBK-FM 103.9 FM, WTMM-FM 104.5FM, WBZZ-FM 105.7FM, WGNA-FM 107.7 FM
Buffalo, NY: WBUF-FM 92.9 FM, WBLK-FM 93.7 FM, WJYE-FM 96.1 FM, WYRK-FM 106.5 FM
Utica/Rome, NY: WIBX-AM 950 AM, WODZ-FM 96.1 FM, WLZW-FM 98.7 FM, WFRG-FM 104.3 FM
El Paso, TX: KROD-AM 600 AM, KISS-FM 93.1 FM, KLAQ-FM 95.5 FM